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Exhibit No. 4.02
                            OPERATING AGREEMENT
                                     OF
                         POWERBALL TECHNOLOGIES, L.L.C.

     This Operating Agreement ("Agreement") is made and entered into as of this XX day of XXX, 1997, by and between Powerball Industries, Inc., a Utah corporation, and Natex Corporation, a Utah corporation. The parties to this Agreement are sometimes referred to herein individually as a "Member" and collectively as "Members."

                             EXPLANATORY STATEMENT

    The parties hereto have agreed to organize a limited liability company in accordance with the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

                                  ARTICLE I
                                Defined Terms

     The following capitalized terms shall have the respective meanings specified in this Article I. Capitalized terms not defined in this Agreement shall have the meaning specified in the Act.

     "Act" means the Utah Limited Liability Company Act, as amended from time to time.

     "Adjusted Capital Account Deficit" means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

          (i) the deficit shall be decreased by the amounts to which the Interest Holder is obligated to restore pursuant to Regulation Sections 1.704-l(b) (2) (ii) (c), 1.704-2(g), and 1.704-2(i) (5); and

          (ii) the deficit shall be increased by the items described in Regulation Sections 1.704-l(b) (2) (ii) (d)(4), (5), and (6)

     "Affiliate" means, (a) a Person directly or indirectly controlling, controlled by, or under common control with another Person; (b) a Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of another Person; (c) an officer, director, partner, or member of the immediate family of an officer, director or partner, of another Person; and/or (d) any affiliate of any such Person.

     "Agreement" means this Operating Agreement, as amended from time to time including each exhibit hereto.

     "Assignee" means the Person who has acquired an Economic Interest in the Company but is not a Member.

    "Board" means the management board established pursuant to paragraph 5. 1.

     "Board Member(s)" means those representatives appointed by Members who are responsible for the overall management of the Company as referenced in paragraph 5.1.

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     "Capital Account" means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

           (i) an Interest Holder's Capital Account shall be credited with the amount of money and the fair market value of any property contributed to the Company (net of liabilities secured by such property that the Company either assumes or to which such property is subject) the amount of any Company unsecured liabilities assumed by the Interest Holder, and the Interest Holder's distributive share of Profit and any item in the nature of income or gain specially allocated to the Interest Holder pursuant to the provisions of paragraph 4.3 (other than paragraph 4.3.3); and

          (ii) an Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder (net of liabilities secured by such distributed property that the Interest Holder either assumes or to which such property is subject), the amount of any unsecured liabilities of the Interest Holder assumed by the Company, end the Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of paragraph 4.3 (other than paragraph 4.3.3).

     If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Company property is adjusted pursuant to paragraph 4.3.3, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1 (b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

     "Cash Flow" means all cash derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, and replacements as determined by the President.

     "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding revenue law.

     "Company" means the limited liability company formed in accordance with this Agreement.

     "Contribution" means any money, property, or services rendered, or a promissory note or other binding obligation to contribute money or property, or to render services as permitted in this title, which a Member contributes to the Company as capital in that Member's capacity as a Member pursuant to an agreement between the Members, including an agreement as to value.

     "Distribution" means any money or other property distributed to an Interest Holder pursuant to paragraph 4.2.

     "Economic Interest" means a Person's right to share in the income, gains, Losses, deductions, credit, or similar items of, and to receive Distributions from, the Company, but does not include any other rights of a Member
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including, without limitation, the right to vote or to participate in management, or any right to information concerning the business and affairs of the Company.

    "Interest" means any Member Interest and/or Economic Interest as defined herein.

   "Interest Holder" means any Person who holds an Economic Interest, whether as a Member or as an Assignee of a Member.

    "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events:

          (i) the Member makes an assignment for the benefit of creditors;

          (ii) the Member is bankrupt;

          (iii) the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any state law;

          (iv) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member's properties;

          (v) if the Member is an individual, the Member's death or adjudication by a court of competent jurisdiction as incompetent to manage the Member's person or property;

          (vi) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

          (vii) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

          (viii) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter;

          (ix) if the Member is a partnership, limited liability company or corporation, a change in control of such entity;

          (x) if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company; or

          (xi) if the Member files an action seeking a decree of judicial dissolution of the Company.

     "Member" or "Members" means any person who executes a counterpart of this Agreement as a Member and any Person who subsequently is admitted as a Member of the Company.

     "Member Loan Nonrecourse Deductions" means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a loan made or guaranteed by a Member within the meaning of Regulation Section 1.704-2(i).

     "Member Nonrecourse Debt Minimum Gain" has the meaning set forth in Regulation Section 1.704-2 (i) (2) (determined by substituting "Member" or "Interest Holder" for "partner").

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     "Member Interest" means a Member's rights in the Company collectively, including the Member's Economic Interest, right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

     "Minimum Gain" has the meaning set forth in Regulation 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations under Code Section 704(b).

     "Negative Capital Account" means a Capital Account with a balance of less than zero.

     "Net Cash Flow" means cash flow after the payment of all expenses and any reserves agreed to by the Board.

     "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1 .704-2(b) ( l ). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Regulation
Section 1.704-2(c).

     "Nonrecourse Liability" has the meaning set forth in Regulation Section 1.704-2(b)(3).

     "Percentage" means, as to a Member, the percentage set forth after the Member's name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage or part of the Percentage that corresponds to the portion of a Member's Economic Interest that the Interest Holder has acquired, to the extent the Interest Holder has succeeded to that Member's Interest.

     "Person" means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

     "President" means the Person designated as such in Article V.

     "Profit" and "Loss" means for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

          (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computed taxable income or loss;

          (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

          (iii) any expenditures of the Company described in Code Section 705
(a)(2) (B) (or treated as such pursuant to Regulation Section 1.704-1 (b) (2)
(iv) (i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

           (iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the book value as adjusted under Regulation Section 1.704-l(b) ("adjusted book value") of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

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           (v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

           (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to paragraph 4.3 shall not be taken into account in computing Profit or Loss.

     "Regulation" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

     "Transfer" or "Voluntary Transfer" means, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, or other transfer; and when used as a verb, to sell, hypothecate, pledge, assign, or to otherwise transfer.

     "Voluntary Withdrawal" means a Member's disassociation from the Company by means other than a Transfer or an Involuntary Withdrawal.

                              ARTICLE II
               Formation and Name; Office; Purpose; Term

     2.1. Organization. The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement. The Company has or shall cause Articles of Organization to be prepared, executed, and filed with the State of Utah, Department of Commerce, Division of Corporations.

     2.2. Name of the Company. The name of the Company is "Powerball Technologies, L.L.C."

     2.3. Purpose. The Company is organized for the primary purpose of developing, manufacturing and marketing hydrogen technologies and products, and any other activity which is permitted by law and to do any and all things necessary, convenient, or incidental to that purpose.

     2.4. Term. The Company shall continue in existence until December 31, 2027, unless sooner dissolved as provided by this Agreement or the Act.

     2.5. Principal Place of Business. The Company's principal place of business shall be located at 48 West 300 South, Suite 2303 North, Salt Lake City, Utah 84101 or at any other place within the State of Utah which the Board selects.

     2.6. Resident Agent. The name and address of the Company's resident agent in the State of Utah is A. O. Headman, Jr., 525 East 100 South, Fifth Floor, Salt Lake City, UT 84102.

     2.7. Members. The name, present mailing address, taxpayer identification number, and percentage ownership of each Member are set forth on Exhibit A. No person may become a Member unless all existing Members agree thereto.

                               ARTICLE III
                    Members; Capital; Capital Accounts

     3.1. Initial Contributions. Upon the execution of this Agreement, the Members shall make capital contributions to the Company in the form of cash or property, as set forth on Exhibit A. The Contributions, whether by way of

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money, property, services, or an obligation to provide same, shall be represented by Member Interest.

     3.2. No Additional Contributions. No Member shall be required to contribute any additional capital to the Company, and no Member shall have personal liability for any obligation of the Company except as expressly provided by law.

     3.3. No Interest on Contributions. Neither Members nor Interest Holders shall be paid interest with respect to Contributions.

     3.4. Return of Contributions. Except as otherwise provided in this Agreement, no Member nor Interest Holder shall have the right to receive the return of any Contribution or withdraw from the Company, except upon the dissolution of the Company.

     3.5. Form of Return of Capital. If a Member or an Interest Holder is entitled to receive the return of a Contribution, the Company may distribute in lieu of money, notes, or other, property having a value equal to the amount of money distributable to such Person.

     3.6. Capital Accounts. A separate Capital Account shall be maintained for each Member and Interest Holder.

     3.7. Loans and Other Business Transactions. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree. Members may also transact other business with the Company and, in doing so, they shall have the same rights and be subject to the same obligations arising out of any such business transaction as would be enjoyed by the imposed upon any Person, not a Member engaged in a similar business transaction with the Company. Natex Corporation agrees to loan up to $100,000 to the Company in addition to its initial capital contribution. Such $100,000 amount shall be reduced by any loans that Natex made to Powerball Industries, Inc. prior to the formation of the Company.

                               ARTICLE IV
                    Profit, Loss, and Distribution

     4.1. Allocation of Profit or Loss. After giving effect to the special allocations set forth in paragraph 4.3, for any taxable year of the Company, Profit or Loss shall be allocated to the Interest Holders in proportion to their Percentages.

     4.2 Distributions.

          4.2.1 . Distributions of Net Cash Flow. Provided any loans to Members have been repaid to the extent then due, the Net Cash Flow for each taxable year of the Company shall be distributed to the Interest Holders in proportion to their Percentages. Distributions of Net Cash Flow shall be made no less frequently than annually and shall be made within thirty (30) days of the end of each year.

          4.2.2. Dissolution and Liquidation. If the Company is liquidated, the assets of the Company shall be distributed to the Members in accordance with the positive balances in their respective Capital Accounts, after giving effect to all Contributions, Distributions, and allocation for all periods. Distribution to the Members pursuant to this paragraph 4.2. shall be made in accordance with Treasury Regulation Section 1.704-l(b)(2)(ii)(b)(2). No Member

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shall be obligated to make any capital contribution to the Company to restore a negative Capital Account balance, and a negative balance in a Member's Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.
          4.2.3. Distribution in Kind. The Company shall not distribute assets in kind unless the Board of Managers concurs. Subject to the foregoing, if any assets of the Company are distributed in kind to a Member, those assets shall be valued on the basis of their fair market value, and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled. Unless the Members otherwise agree, assets distributed in kind shall be distributed pro rata to all Members and the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Board of Managers. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in paragraph 4.1 and shall be properly credited or charged to the Capital Accounts of the Members prior to the Distribution of the assets in liquidation pursuant to paragraph 4.2.

     4.3. Regulatory Allocations.

          4.3.1. Impermissible Deficit and Qualified Income Offset. No Interest Holder shall be allocated Losses or deductions if the allocation causes the Interest Holder to have an Adjusted Capital Account Deficit; instead, such items shall be allocated to the other Interest Holders. If an Interest Holder for any reason (whether or not expected) receives (1) an allocation of Loss or deduction (or item thereof) or (2) any Distribution, which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder, before any other allocation is made of Company items for that taxable year (other than an allocation under paragraph 4.3.2), in the amount and in proportions required to eliminate the excess as quickly as possible. This paragraph 4.3.1 is intended to comply with, and shall be interpreted consistently with, the "alternate test for economic effect" and "qualified income offset" provisions of the Regulations promulgated under Code
Section 704(b).

          4.3.2. Minimum Gain Chargebacks. In order to comply with the "minimum gain chargeback" requirements of Regulation Sections 1.704-2 (f) (1) and 1.704-2(i)(4), and notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in an Interest Holder's share of Minimum Gain and/or Member Nonrecourse Debt Minimum Gain during a Company's taxable year, such Interest Holder shall be allocated items of income and gain for that year (and if necessary, other years) as required by and in accordance with Regulation Sections 1.704-2(f) (1) and 1.704-2(i)(4) before any other allocation is made. It is the intent of the parties hereto that any allocation pursuant to this paragraph 4.3.2 shall constitute a "minimum gain chargeback" under Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

          4.3.3. Contributed Property and Book-Ups. In accordance with Code
Section 704(c) and the Regulations thereunder, including Regulation Section 1.704-l(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of

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Contribution (or deemed Contribution). If the adjusted book value of any
Company asset is adjusted under Regulation Section 1.7041 (b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder. The parties hereto agree to use the traditional method with curative allocations, as described in Regulation Section 1.704-3(c), for making Code Section 704(c) allocations.

          4.3.4. Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734 (b) or Code Section743(b) is required, pursuant to Regulation 1.704-l(b) (2) (iv) (m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Regulations.

          4.3.5. Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Interest Holders in proportion to their Percentages.

          4.3.6. Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Regulation Section 1.704-2(i).

          4.3.7. Guaranteed Payments. To the extent any compensation paid to any Interest Holder by the Company, including any fees payable to any Interest Holder pursuant to paragraph 5.3 hereof, is determined by the Internal Revenue Service not to be guaranteed payment under Code Section 707(c) or is not paid to the Interest Holder other than in the Person's capacity as a partner (Interest Holder) within the meaning of Code Section 707(a), the Interest Holder shall be paid specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Interest Holder's Capital Account shall be adjusted to reflect the payment of that compensation.

          4.3.8. Recapture. Any item of the Company taxable as ordinary income for federal income tax purposes under Code Section 1245 or similar recapture provisions shall be specially allocated, to the extent possible without increasing the total gain to the Company or to any Interest Holder, among the Interest Holders in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture.

          4.3.9. Withholding. All amounts required to be withheld pursuant to Code Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

          4.3.10. Nonrecourse Liabilities. Solely for purposes of determining an Interest Holder's proportionate share of "excess nonrecourse liabilities" of the Company within the meaning of Regulation Section 1.752-3(a)(3), the Interest Holders' interest in Company profits shall be based on their respective Percentages.


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          4.3.11.Income Tax Provisions. The Members are aware of the income tax consequences of this Paragraph 4.3 and agree to be bound by these provisions in reporting their shares of Profit, Loss, and other items for federal and state income tax purposes.

          4.3.12. Curative Allocations. If an allocation is made pursuant to paragraph 4.3.1, 4.3.2 or 4.3.6 to an Interest Holder, items of income, expense, loss and gain shall be allocated, in the current and future taxable years to the extent practicable, the effect of such allocation.

          4.3.13. Allocations on Sale or Liquidation. In the taxable year in which the Company sells all, or substantially all, of its assets, and in the taxable year in which the Company dissolves, all items of income, expense, loss and gain shall be allocated to cause the Interest Holders' Capital Account balances to be in proportion to their Percentages.

     4.4. General.

          4.4.1. All Profit and Loss shall be allocated to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocations is to be made. Notwithstanding the foregoing, unless the taxable year of the Company is separated into segments, if there is a change in Member Interests during the taxable year, the profit and Loss shall be allocated between the original Member and the successor on the basis of the number of days each was a Member during the taxable year.

         4.4.2. The Board of Managers is hereby authorized, upon the advice of tax counsel of the Company, to amend paragraph 4.3 as necessary to comply with the Code and the Treasury Regulations promulgated under Code Sections 704(b) and 704(c), provided that any such amendment may not materially affect the Distributions to any Member of Assignee.

                               ARTICLE V
                 Management: Rights, Power, and Duties

     5.1 Management - Management Board. The overall operation of the Company shall be managed by a management board (the "Board") which shall be composed of two (2) persons. Each of the Members of the Company shall be entitled to appoint one representative to serve on the Board. The initial members of the Board shall be as follows: Jed Checketts - appointed by Powerball Industries, Inc.; and Robert K. Ipson - appointed by Natex Corporation.

          5.1.1. Board Authority Notwithstanding any other provision of this Agreement to the contrary, neither the Company nor the President may undertake any of the following actions without the prior approval of both Members of the
Board:

               (i) any action which would require the Company to expend, or incur any obligation which exceeds, the amount of $5,000;

               (ii) Company; the appointment to, or removal from, office of the President of the Company;

               (iii) any decision to liquidate, dissolve, or sell substantially all of the assets of the Company.

               (iv) a decision to continue the business of the Company after dissolution of the Company;

               (v) approval by the Company to purchase a Transferring Member's Interest in accordance with Section 6.1 of this Agreement; and

               (vi) an amendment to the Articles of Organization or this Agreement.

               (vii) any other action which the President is required or desires to submit to the Board for its approval or as required herein.

          5.1.2. President. The sole officer of the Company shall be the "President". The day-to-day operations of the Company shall be managed by the President (the "President") appointed by the Board, and operating under the control of the Board. The President may, but need not be, a Member of the Company. The President shall conduct all meetings of the Members and shall have such additional responsibilities as may be determined from time-to-time by the Board. The Initial President of the Company shall be Jed Checketts.

          5.1.3. General Powers. Subject to any limitations expressly set forth herein, the President shall have the power and authority to take any other action by or on behalf of the Company which is in the ordinary course of business and is not expressly prohibited by this Agreement or any other agreement governing the management and operation of the Company.

          5.1.4. Limitation on Authority of Members.

                5.1.4.1. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

                5.1.4.2. Any Member who takes any action or binds the Company in violation of this paragraph 5.1 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

     5.2. Meetings of and Voting by Members.

          5.2.1. A meeting of the Members may be called at any time by the President or by any member of the Board. Meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Person or Persons calling the meeting. Meetings may also be conducted by telephone conference or by unanimous written consent of all Board representatives. Not less than seven (7) and no more than thirty (30) days before each meeting, the Person or Persons calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice may waive notice, either before or after the meeting, by executing a waiver of such notice, or by appearing at and participating, in person or by proxy in the meeting. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person by all Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member's duly-authorized attorney-in-fact.

          5.2.2. The affirmative vote of all Members shall be required to approve any matter coming before the Members.

          5.2.3. In lieu of holding a meeting, meetings may also be conducted by telephone conference or by unanimous written consent of all Members. The Members may take action by written consents specifying the action to be taken.

     5.3. Personal Service. No Member shall tee required to perform services for the Company solely by virtue of being a Member. Unless approved by the Board or as provided herein, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

     5.4. Duties of Parties.

           5.4.1. The President shall devote such time to the business and affairs of the Company as is necessary to carry out the President's duties set forth in this Agreement.

           5.4.2. The only fiduciary duties a President owes to the Company and the Members are the duty of loyalty and the duty of care set forth in subdivisions (i) and (ii):

               (i) A President's duty of loyalty to the Company and the Members is limited to the following:

                     (a) to account to the Company and hold as trustee for it any property, profit, or benefit derived by the President in the conduct or winding up of the Company's business or derived from a use by the President of Company property, including the appropriation of a Company opportunity, without the consent of the Members;

                     (b) to refrain from dealing with the Company in the conduct or winding up of the Company business as or on behalf of a party having an interest adverse to the Company without the consent of the Members; and

                     (c) to refrain from competing with the Company in the conduct of the Company in the business of developing, manufacturing and marketing pelletized hydrogen technologies and products before the dissolution of the Company without the consent of the Members.

               (ii) A President's duty of care to the Company and the Members in the conduct and winding up of the Company business is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

     5.5. Indemnification.

          5.5.1. The President and Board Members shall not be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by such President or Board Member within the scope of the authority conferred on them by this Agreement, and within the standard of care specified herein.

          5.5.2. The Company shall indemnify the President or Board Member for any act performed by them within the scope of the authority conferred on them by this Agreement, unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law.

     5.6. Covenant Not to Compete. Each of the parties hereby agrees that as consideration for the transactions contemplated hereby that no party shall directly compete with the Company in the business of developing, manufacturing and marketing pelletized hydrogen technologies and products.

     5.7. Power of Attorney.

          5.7.1. Grant of Power. Except as provided herein, each Member constitutes and appoints the President as the Member's true and lawful attorney-in-fact ("Attorney-in-Fact"), and in the Member's name, place, and stead, to make, execute, sign, acknowledge, and file:

               5.7.1 .1. one or more Articles of Organization;
               5.7.1.2. all documents (including amendments to Articles of Organization) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

                5.7.1.3. any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Utah or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a Limited Liability Company under the laws of the State of Utah;

                5.7.1.4. one or more fictitious trade name certificates; and

                5.7.1.5. all documents which may be required to dissolve and terminate the Company and to cancel its Articles of Organization.

     5.8. Irrevocability The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of a Member Interest, except that if the Assignee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

     5.9. Confidential Information. The parties acknowledge that the transaction described herein is of a confidential nature and its details shall not be disclosed except to consultants, employees and advisors, or upon the prior written consent of the other parties (which consent shall not be unreasonably withheld), or as required by law. No party shall make any public disclosure of the specific terms of this transaction, except as required by law. In connection with the negotiation of this Agreement and the preparation for the consummations of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to advisors, consultants or employees in connection with the transactions contemplated hereby.

                               ARTICLE VI
             Transfer of Interests and Withdrawals of Members

     6.1. Transfers. Except as provided herein, no Member may Transfer all, or any portion of, or any interest or rights in, the Member Interest owned by the Member unless all other Members consent in writing to such Transfer. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The attempted Transfer of any portion or all of a Member Interest in violation of the prohibition contained in this paragraph 6.1 shall be deemed invalid, null and void, and of no force or effect, except any Transfer mandated by operation of law and then only to the extent necessary to give effect to such Transfer by operation of law.

          6.1.1. A Member may Transfer all or any portion of or any interest or rights in the Member's Economic Interest (but not Member Interest) if each of the following conditions ("Conditions of Transfer") is satisfied:
               6.1.1.1. the Transfer may be accomplished without registration, or similar process, under federal and state securities laws;

               6.1.1.2. the transferee delivers to the Company a written agreement to be bound by the terms of Article VI of this Agreement;

               6.1.1.3. the Transfer will not result in the termination of the Company pursuant to Code Section 708;

               6.1.1.4. the transferor or the transferee delivers the following information to the Company: (i) the transferee's taxpayer identification number; and (ii) the transferee's initial tax basis in the transferred Member Interest, and

               6.1.1.5. the transferor complies with the provisions set forth in paragraph 6.1.3.

          6.1.2. If the Conditions of Transfer are satisfied, the Member may Transfer all or any portion of the Member's Economic Interest. The Transfer of an Economic Interest pursuant to this paragraph 6.1 shall not result in the Transfer of any of the transferor's other membership rights. The transferee of the Economic Interest shall have no right to: (1) become a Member; (2) exercise any membership rights other than those specifically pertaining to the ownership of an Economic Interest; or (3) act as an agent of the Company.

          6.1.3. Right of First Refusal.

               6.1.3.1. If a Member (a "Transferor") receives a bona fide written offer which the Member desires to accept (the "Transferee Offer") from any other Person, including another Member (a "Transferee") to purchase all or any portion of or any interest or rights in the Transferor's Economic Interest (the "Transferor Interest") then, prior to any Transfer of the Transferor's Interest, the Transferor shall give the Company written notice (the "Transfer Notice") containing each of the following:

                    6.1.3.1.1. the Transferee's identity;

                    6.1.3.1.2. a true and complete copy of the Transferee Offer; and

                    6.1.3.1.3. the Transferor's offer (the "Offer") to sell the Transferor Interest to the Company for consideration equal to that contained in the Transferee Offer or if the consideration specified in the Transferee Offer is not specified as cash, then for consideration in U. S. dollars equal in value to the consideration specified in the Transferee Offer (the "Transfer Purchase Price").

               6.1.3.2. The Offer shall be and remain irrevocable for a period (the "Offer Period") ending at 11:59 P.M. local time at the Company's principal office, on the sixtieth (60th) day following the date the Transfer Notice is given to the Company. At any time during the Offer Period, the Company may accept the Offer by giving written notice to the Transferor of its acceptance (the "Offeree Notice"). The Transferor shall not be deemed a Member for the purpose of the vote on whether the Company shall accept the Offer. If the Company accepts the Offer, the offeree Notice shall fix a closing date (the "Transfer Closing Date") for the purchase, which shall not be earlier than ten (10) or more than thirty (30) days after the expiration of the Offer Period.

               6.1.3.3. If the Company accepts the Offer, the Transfer Purchase Price shall be paid on the Transfer Closing Date unless the Company elects prior to or on the Transfer Closing Date to pay the Transfer Purchase Price in installments pursuant to the provisions of paragraph 6.5 of this Agreement.

               6.l.3.4. If the Company does not accept the Offer in its entirety within thirty (30) days after the Offer Date, the Company shall give immediate notice to that effect (the "Remaining Members' Notice") to each Member, other than the Transferor (the "Remaining Members"). Such notice to the Remaining Members shall include a copy of the Transfer Notice and inform the Remaining Members of their right to purchase all, or a portion, of the Transferor Interest for a pro rata portion of the Transfer Purchase Price.

               6.1.3.5. The Remaining Members' Notice shall be and remain irrevocable for the remainder of the Offer Period. At any time during such period, a Remaining Member may accept the Offer by notifying the Transferor in writing that the Remaining Member intends to purchase all, but not less than all, of the Transferor Interest. If two (2) or more Remaining Members desire to accept the Offer, then, in the absence of an agreement between or among them, each such Remaining Member shall purchase the Transferor Interest in the proportion that such Member's respective Percentage bears to the total Percentages of all of the Remaining Member who desire to accept the Offer, adjusted to reflect the portion, if any, of the Transferor Interest to be purchased by the Company.

               6.1.3.6. If the Company and/or the Remaining Members (collectively, the "Purchasers") have accepted the Offer prior to the end of the Offer Period, any Purchaser may give written notice to that effect to the Transferor specifying a closing date (the "Transfer Closing Date") for the purchase which shall be no earlier than ten (10) nor later than thirty (30) days after the expiration of the Offer Period.

               6.1.3.7. On the Transfer Closing Date the Purchasers shall pay the Transfer Purchase Price unless the Purchasers elect prior to or on the Transfer Closing Date to pay the Transfer Purchase Price in installments pursuant to the provisions of paragraph 6.5 of this Agreement.

               6.1.3.8. If neither the Company nor any Remaining Members accepts the Offer (within the time and in the manner specified in this Section), then the Transferor shall be free for a period (the "Permitted Transfer Period") of thirty (30) days after the expiration of the Offer Period to Transfer the Transferor Interest to the Transferee, for the same or greater price on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject, however, to the Conditions of Transfer. If the Transferor does not Transfer the Transferor's Interest within the Permitted Transfer Period, the Transferor's right to Transfer the Transferor Interest pursuant to this Section shall cease and terminate.

              6.1.3.9. Any Transfer by the Transferor after the last day of the Permitted Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

     6.2. Withdrawal of a Member. No Member shall have the right or power to Voluntarily Withdraw from the Company, except as otherwise provided by this Agreement. Upon withdrawal of any Member ("Withdrawn Member") as permitted under the terms of this paragraph 6.2., the Withdrawn Member and the Company shall have the respective rights and obligations set forth in paragraph 6.3 of this Agreement provided, however, that the Withdrawn Member's Membership Interest shall be valued at book value' and, provided further, that the Company shall have the right to pay the amount due the Withdrawing Member in twenty-four (24) equal monthly payments, the first of which shall be due on the thirtieth (30th) day following the date upon which such amount due shall be finally determined.

     6.3. Optional Buy-Out in Event of Involuntary Withdrawal.

          6.3.1. If all of the remaining Members elect to continue the Company after an Involuntary-Withdrawal, the Withdrawn Member or the successor in interest to such Member shall be deemed to offer for sale to the Company (the "Withdrawal Offer") all of the Membership Interest of the Withdrawn Member (the "Withdrawal Interest").

          6.3.2. The Withdrawal Offer shall be and remain irrevocable for a period (the "Withdrawal Offer Period") ending at 11:59 P.M. local time at the Company's principal of Lice on the sixtieth (60th) day following the date and all remaining Members elect to continue the Company. At any time during the Withdrawal Offer Period, the Company may accept the Withdrawal Offer by notifying the Withdrawn Member of its acceptance (the "Withdrawal Notice"). The Withdrawn Member shall not be deemed a Member or Manager for the purpose of the vote on whether the Company shall accept the Withdrawal Offer.

          6.3.3. If the Company accepts the Withdrawal Offer, the Withdrawal Notice shall fix a closing date (the "Withdrawal Closing Date") for the purchase which shall be not earlier than ten (10) or later than ninety (90) days after the expiration of the Withdrawal Period.

          6.3.4. If the Company accepts the Withdrawal Offer, the Company shall purchase the Withdrawal Interest for the price equal to the amount the Withdrawn Member would receive if the Company were liquidated and the amount equal to the appraised value as set forth in paragraph 6.4 were available for distribution to the Members pursuant to paragraph 4.4 (the "Withdrawal Purchase Price"). The Withdrawal Purchase Price shall be paid in cash on the Withdrawal Closing Date.

          6.3.5. If the Company fails to accept the Withdrawal Offer, then the Withdrawn Member, upon the expiration of the Withdrawal Offer Period, thereafter shall be treated as the unadmitted Assignee of a Member.

     6.4. Appraised Value.

          6.4.1. The term "Appraised Value" means the appraised value of the Company as hereinafter provided. Within fifteen (15) days after demand by either one to the other, the Company and the Withdrawn Member shall each appoint an appraiser to determine the value of the Company. If the two appraisers agree upon such value, they shall jointly render a single written report stating that value. If the two appraisers cannot agree upon the value of the Company, they shall each render a separate written report and shall appoint a third appraiser, who shall appraise the Company, determine its value, and render a written report of his or her opinion thereon. Each party shall pay the fees and other costs of the appraiser appointed by such party, and the fees and other costs of the third appraiser shall be shared equally by both parties.

          6.4.2. The value contained in the aforesaid joint written report or written report of the third appraiser, as the case may be, shall be the Appraised Value; provided, however, that if the value of the equity contained in the appraisal report of the third appraiser is more than the higher of the first two appraisals, the higher of the first two appraisals shall govern; and provided, further, that if the value of the equity contained in the appraisal report of the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall govern.

[FN]
i For purposes of this Agreement, book value equals assets minus liabilities calculated at the end of the most recent fiscal quarter unless otherwise agreed by the parties.

                                  ARTICLE VII
           Dissolution, Liquidation, and Termination of the Company

     7.1. Events of Dissolution. The Company shall be dissolved upon the happening of the first to occur of an event specified in the Act or any of the following events:

           7.1.1. on the date fixed for its termination in paragraph 2.4; and

           7.1.2. the agreement of the Members owning 75% or more of the Membership Interests.

     7.2. Procedure for Winding Up and Dissolution. If the Company is dissolved, the President shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then, to the Interest Holders in accordance with Article IV of this Agreement.

     7.3. Filing of Certificate of Cancellation. Upon completion of the affairs of the Company, the President shall promptly file the Certificate of Cancellation of Articles of Organization with the Secretary of State. If there is no President, then the Certificate of Cancellation shall be filed by the remaining Members; if there are no remaining Members, the Certificate shall be filed by the last Person to be a Member; if there is neither a President, remaining Members, nor a Person who last was a Member, the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.

                               ARTICLE VIII
              Books, Records, Accounting, and Tax Elections

     8.1. Bank Accounts. All funds of the Company shall be deposited in separate bank accounts opened in the Company's name as provided herein. Subject to the restrictions set forth herein, the President shall determine the financial institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein. The Company shall establish and maintain the following separate bank accounts.

          (i) Operating Account. An operating account shall be established into which all proceeds from the Company's activities shall be deposited.

          (ii) Petty Cash Account. A petty cash account shall be established into which not more than $5,000 shall be deposited at any one time.

     8.2. Check Signing Authority Checks may be signed on behalf of the Company only as follows:

          (i) any check which is in an amount of $5,000 or less may be signed by the President alone;

          (ii) subject to any prior approval required by the Board as required herein, any check which is an amount in excess of $5,000 shall require the signature of both the President, and any other one (1) of the Company's Board Members.

     8.3. Books and Records. The Company shall maintain books of account, keep full and complete financial records and furnish to each Member the following, all in accordance with generally accepted accounting principals consistently applied:

          (i) within 120 days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with consolidated statements of income, retained earnings and cash flows of the Company for such year, audited and certified by independent public accounts;

          (ii) within thirty (3 0) days after the end of each month commencing with March 1998, a consolidated unaudited balance sheet of the Company as at the end of such month and consolidated unaudited statements of income, retained earnings and cash flows for such month and for the year to date, each of the foregoing balance sheets and statements of income, retained earnings and cash flows set forth in comparative form the corresponding figures for the prior fiscal year period; and

          (iii) such other financial information as the members may reasonably request, including but not limited to a prospective budget for any fiscal year of the Company.

     8.4. Right to Inspect Books and Records; Receive Information.

          8.4.1. Upon the reasonable request of a Member for a purpose reasonably related to the interest of that Member of the Company, the President shall promptly deliver to the requesting Member, at the expense of the Company, a copy of this Agreement, as well as the information required to be maintained by the Company under this Agreement or the Act.

          8.4.2. Each Member and Manger has the right upon reasonable request, and for purposes reasonably related to the interest of that Member or Manager of the Company, to do the following:

              (i) to inspect and copy during normal business hours any of the records required to be maintained by the Company under this Agreement or the Act; and

              (ii) to obtain from the Company promptly after becoming available, a copy of the Company's federal, state, and local income tax or information returns for each year.

          8.4.3. The President shall cause an annual report to be sent to each Member of the Company not later than 120 days after the close of the Company's fiscal year. Such report must contain the Company's balance sheet as of the end of the Company's fiscal year and an income statement and statement of changes in financial position for such fiscal year. The financial statements referred to in this paragraph shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report? the certificate of the President that the financial statements were prepared without audit from the books and records of the Company.

          8.4.4. If a Manager has executed an amendment to the Articles of Organization or this Agreement pursuant to a power of attorney from the Members, such Manager must promptly furnish to the Members a copy of such amendment.

          8.4.5. The President shall send or shall cause to be sent to each Member or Interest Holder within 90 days after the end of each fiscal year of the Company, such information as is necessary to complete federal and state income tax or information returns.

          8.4.6. Unless otherwise expressly provided in this Agreement, the inspecting or requesting Member or Officer as the case may be, shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with such inspection and copying of the Company's books and records and the production and delivery of any other books or records.

     8.5. Annual Accounting Period. The annual accounting period of the company shall be its taxable year. The Company's taxable year shall be selected by the Board, subject to the requirements and limitations of the Code.

     8.6. Management of Tax Matters. The Board shall manage the Company's tax matters ("Tax Matters") for purposes of Code Section 6231 (a)(7), and shall have all the authority granted by the Code to the management of Tax Matters, provided that the Board shall not have the authority without first obtaining the consent of the Members to do any of the following:

          (i) Enter into a settlement agreement with the Internal Revenue Service that purports to bind the Members;

          (ii) File a petition as contemplated in Code Section 6226(a) or Code
Section 6228;

          (iii) Intervene in any action as contemplated in Code Section 6226(b)(5);

          (iv) File any request contemplated in Code Section 6227(b); and

          (v) Enter into an agreement extending the period of limitations as contemplated in Code Section 6229(b)(1)(B).

     8.7. Tax Elections. The Board shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Board's sole and absolute discretion.

     8.8. Title to Company Property. All real and personal property acquired by the Company shall be acquired and held by the Company in the Company's name.

                              ARTICLE IX
                          General Provisions

     9.1. Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the President deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.
     9.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or Other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, post prepaid, return receipt requested. Any notice to be given hereunder by the Company shall be given by the President. A notice must be addressed to an Interest Holder at the Interest Holder's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

     9.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enj oining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     9.4. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

     9.5. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts of the State of Utah.

     9.6. Article and Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

     9.7. Binding Provisions. This Agreement is binding upon, and to the limited extent specifically provided herein, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

     9.8. Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in the appropriate United States District Court in Utah or any Utah State Court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

     9.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

     9.10. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

     9.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     9.12. Estoppel Certificate. Each Member shall, within ten (10) days after written request by the President, deliver to the requesting Person a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is not default hereunder by the requesting Person, or if there is a default, the nature and extent thereof. If the certificate is not received within the 1 0-day period, the President shall execute and deliver the certificate on behalf of the requested member, without qualification, pursuant to the power of attorney granted in paragraph 5.7.

     9.13. Dispute Resolution Procedure.

          9.13.1. Procedure. The Members shall attempt to resolve any disputes by reasonable businesslike negotiations in accordance with the following procedures, and without resort to litigation.

          9.13.2. Special Meeting. Any Member may call a special meeting ("Special Meeting") for the resolution of disputes. The Special Meeting shall be held at a mutually agreeable location no sooner than ten (10) days nor later than fifteen (15) days of a written request for the meeting, which request shall specify the nature of the dispute to be resolved. The Special Meeting shall be attended by non-attorney representatives of the Members, who shall attempt in good faith to resolve the dispute and shall have reasonable authority to do so.

          9.13.3 Mediation. If the dispute has not been resolved within twenty
(20) days after conclusion of the Special Meeting, any Member may initiate mediation by delivering written notice to the other. Both Members shall attend and participate in the mediation, which shall be non-binding and without prejudice to any other rights or remedies which any party may have. The mediation proceeding shall be commenced within thirty (30) days after the notice initiating mediation is delivered, and shall be conducted in Salt Lake City, Utah by an impartial third party mediator who shall be selected by Judicial Arbitration & Mediation Services, Inc. ("JAMS") in accordance with its procedures. The mediator, who shall have relevant background or experience satisfactory to the parties, shall be given any written statement(s) of the parties and may inspect any applicable documents. The mediator shall call a meeting of the Members within ten (10) business days of his/her selection. This meeting shall be attended by representatives of the Members with reasonable authority to resolve the dispute. All costs of the mediation (including attorneys' fees and costs and any mediation fees and expenses incurred) shall be borne by the Company unless the mediator determines that one of the Members has acted frivolously or in bad faith. The comments or findings of the mediator shall be non-binding and without prejudice to the rights of any party.

          9.13.4 Settlement. If, as a result of the mediation, a voluntary settlement is reached and the Members agree that such settlement shall be reduced to writing, then the Members also agree that (a) the mediator shall be appointed an arbitrator for the sole purpose of signing the mediation agreement; (b) the agreement shall have the same force and effect as an arbitration award; and (c) judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

           9.13.5 Applicable Law. The Special Meeting and mediation proceedings shall be subject to the laws of the State of Utah.

           9.13.6 Statutes of Limitation. This dispute resolution procedure shall not in any way affect any statutes of limitation relating to any claim, dispute or other matter arising out of this Agreement.

     IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBERS:

POWERBALL INDUSTIES, INC.                NATEX CORPORATION

By:/s/Jed Checketts, President           By: /s/Robert K. Ipson, President

                                   EXHIBIT "A"
                         TO POWERBALL TECHNOLOGIES, LLC
                              OPERATING AGREEMENT

MEMBER                            PERCENTAGE OWNERSHIP       CONSIDERATION
-------                           --------------------       -------------
Powerball Industries, Inc.                 50%          Assignment of License
Natex Corporation                          50%                 $250,000
                                  --------------------

TOTAL:                                    100%